EMPLOYMENT AGREEMENT



DATE:             July 1, 1996

PARTIES:          OREGON METALLURGICAL CORPORATION,            (the "Company")
                  an Oregon corporation
                  530 34th Avenue SW
                  P.O. Box 580
                  Albany, OR  97321

                  CARLOS E. AGUIRRE                               ("Employee")
                  19053 SW 35th Place
                  Lake Oswego, OR  97034


RECITALS:

         1. Company desires that Employee remain in the employment of the Company, thereby assuring continuity of management and policies responsible for the Company's success in the past and assuring the Company of the efforts of the Employee during the term of this Agreement, and Employee desires to so remain in the employment of the Company.

         2. The additional substantial financial and other consideration provided by this Agreement represents the bona fide advancement of Employee with the Company.


AGREEMENT:

         The parties agree as follows:


SECTION 1.  EMPLOYMENT

         1.1 FIXED TERM. Company agrees to employ Employee as its President and Chief Executive Officer for a term commencing on July 1, 1996, and terminating on June 30, 2001, or until termination in accordance with Section 5. If not terminated in accordance with Section 5, upon expiration of the initial term of this Agreement, this Agreement shall automatically renew for successive two (2) year terms thereafter.


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         1.2 DUTIES. Employee agrees to continue employment with Company on the terms and conditions set forth in this Agreement, and agrees to devote his full time and attention (reasonable periods of illness and normal vacations excepted) to the performance of his duties under this Agreement. In general, such duties shall consist of those duties generally performed by the President and Chief Executive Officer of a corporation engaged in the business of metals manufacturing and distribution. Employee shall perform such specific duties and shall exercise such specific authority as may be assigned to Employee from time to time by the board of directors of the Company, if so elected by the shareholders. In performing such duties, Employee shall be subject to direction and control of the board of directors of the Company. Employee further agrees that in all aspect of such employment, Employee shall comply with the policies, standards, and regulations of the Company established from time to time, and shall perform his duties faithfully, intelligently, to the best of his ability, and in the best interest of the Company. Employee shall serve as director of the Company without additional compensation. The devotion of reasonable periods of time by Employee for personal purposes, outside business activities, trade associations or charitable activities shall not be deemed a breach of this Agreement, provided that such purposes or activities do not materially interfere with the services required to be rendered to or on behalf of the Company.


SECTION 2.  NONCOMPETITION/CONFIDENTIALITY/RETURN OF DOCUMENTS

         2.1 SEPARATE NONCOMPETE AND CONFIDENTIALITY AGREEMENTS. Simultaneous with execution of this Agreement and as consideration for the substantial financial and other consideration granted to Employee, Employee shall execute a separate agreement with the Company governing noncompetition and confidentiality, return of documents and related matters ("Noncompetition Agreement").


SECTION 3.  COMPENSATION

         3.1 BASE COMPENSATION. In consideration of all services to be rendered by Employee to the Company, the Company shall pay to Employee base compensation of Two Hundred Sixty-Five Thousand Dollars ($265,000.00) per year, payable in semi-monthly installments on the first and fifteenth days of each month. Employee shall receive annual reviews, and may receive annual upward salary adjustments at the discretion of the board of directors.

         3.2 BONUS. Employee will participate in the Company's Salaried Employees Annual Incentive Compensation Plan as the same now exists or may hereafter be amended. In accordance with the provision of such plan, Employee's benefits shall be calculated the same as the benefits for all salaried employees of the Company.


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         3.3 LONG-TERM INCENTIVE PROGRAM - SARS/STOCK OPTIONS. Employee will participate in the Stock Appreciation Rights program of the Company, any other Stock Option Plan in effect, and any future plans that apply to the key employees of the Company.

         3.4 STOCK COMPENSATION PROGRAM. The Company has in place two stock compensation programs pursuant to which salaried employees, other than officers, are issued one share of stock for each One Hundred Dollars ($100.00) of compensation, and one share of stock for each day worked. Employee shall be paid in cash the market value of the number of share of stock that he would have been entitled to receive pursuant to such plan, the value of such stock to be calculated at the market value on the date the stock is distributed to other salaried employees, but in no event shall the value of said stock exceed the stock valuation caps, Twenty Dollars ($20.00) per share and Thirty-Two Dollars ($32.00) per share for each program respectively, that are applicable to all employees. Employee shall also participate in all future amendments to said stock compensation plan and in any subsequently adopted stock compensation plan which applies to salaried employees.

         3.5 OTHER BENEFITS. The Company will provide Employee with those reasonable benefits which are customarily provided to the Chief Executive Officer of a corporation of approximately the same size as the Company. In addition to the other plans described in this Section 3, Employee will participate in all compensation and other benefit plans of the Company applicable to its key employees during the period that any existing or future plans are in effect. Such compensation and benefit plans presently include, without limitation, ESOP, Excess Benefit Plan, Savings Plan, Pension Plan, Supplemental Pension Plan and medical benefits plan. The Company also agrees to provide Employee and Employee's family with the same benefits that the Company provides to other salaried employees and their families, subject to Employee's satisfaction of the respective eligibility conditions for such benefits.

         3.6 ANNUAL PHYSICAL EXAMINATION. Employee shall obtain an annual physical examination, and the Company shall pay for said examination. The annual physical examination is for the benefit of Employee, and the results thereof shall be provided to the Employee and the Chairman of the board of the Company. Employee agrees to provide such results to insurance companies to support applications by the Company for key employee insurance.


SECTION 4.  EXPENSES

         4.1 REIMBURSEMENT. Employee shall be entitled to reimbursement from the Company for reasonable expenses incurred by Employee in the performance of Employee's duties under this Agreement, upon presentation of vouchers indicating in detail the amount and business purpose of each such expense and upon compliance with the Company's reimbursement policies established from time to time.



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SECTION 5.  TERMINATION

         This Agreement is or may be terminated for the following reasons, subject to the terms and provision herein provided:

         5.1 DEATH. In the event of Employee's death, Employee's designated beneficiary shall be entitled to receive salary, stock compensation and bonus payments, to the extent not received by Employee at the time of death, determined on a pro rata basis for the number of days Employee was employed by the Company in the fiscal year in which death occurs and for an additional ninety (90) days.

         5.2 DISABILITY. In the event Employee becomes disabled as defined herein, the Company, acting through a vote of at least a majority of the board of directors of the Company, shall have the right to terminate this Agreement. In such event and provided that Employee delivers a full release to the Company, Employee shall be entitled to receive salary, stock compensation and bonus payments, to the extent not received by Employee at the time of termination, determined on a pro rata basis through the date of termination and for an additional one hundred and twenty (120) days. Termination under this Section 5.2 shall not affect the terms of the Noncompetition Agreement. For purposes of this Agreement, Employee shall be deemed to be "disabled," if both (1) and (2) apply:
(1) if he suffers from any physical or mental disease, condition, disorder, injury (including self-inflicted injuries), or abuse of substances hazardous to health (including drugs and alcohol), or mental illness; and (2) if one of the following conditions is satisfied:

                  5.2.1 Under the terms of the bona fide disability income insurance policy provided by the Company that insures Employee, the insurance company that underwrites such insurance policy determines that Employee has been totally disabled for purposes of such insurance policy for a period of six (6) months during any one-year period; or

                  5.2.2 A physician licensed to practice medicine in the state of Oregon, who has been selected by Employee (or the conservator of his estate) and the board of directors of the Company, certifies that Employee is partially or totally disabled so that Employee will be unable to be employed gainfully on a full-time basis by the Company for a 6-month period in the position that Employee occupied before such disability. The costs and expenses of such physician shall be borne by the Company; or

                  5.2.3 Employee (or the conservator of his estate) and the board of directors of the Company agree in writing that Employee is partially or totally disabled so that he will be unable to be employed gainfully on a full-time basis by the Company for a 6-month period in the position that Employee occupied before such disability.


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                  Employee acknowledges that he has certain rights under the
Americans with Disabilities Act ("ADA"). In the event that Employee is "disabled" as defined in this section, a condition to payment under this Section shall be that Employee agrees to waive any rights he may have under the ADA or applicable state disability discrimination or workers compensation laws relating to reinstatement, modified schedules or job duties, or other accommodations to the fullest extent permissible under law. It is the parties' intent, that this Agreement exclusively govern whether Employee is "disabled" and exclusively set out the benefits and remedies to be provided to the fullest extent permissible under law.

         5.3 FOR CAUSE OR VOLUNTARY TERMINATION. The Company has the right to terminate Employee's employment for cause resulting in a termination of this Agreement, the elimination of any bonus payment for that year and the payment of salary only through the day of termination for cause. Termination under this
Section 5.3 shall not affect the terms of the Noncompetition Agreement. Termination for cause would result from any of the following:

                  5.3.1 Employee willfully and continuously fails or refuses to comply with the reasonable policies, standards and regulations of the Company established from time to time or engages in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

                  5.3.2 Employee breaches or fails to perform any material provision of this Agreement or the Noncompetition Agreement, and fails to cure the breach or fails to perform within fifteen (15) days of written notice by the board of directors to Employee of such breach or failure; or

                  5.3.3 Employee engages in fraud, dishonesty, or any other act of serious misconduct in the performance of Employee's duties on behalf of the Company; or

                  5.3.4 Employee voluntarily terminates his employment with the Company prior to June 30, 2001, and during any renewal period thereafter, except
(i) as provided in Section 5.5 or (ii) when the Company is in breach of this Agreement in any material respect and the board of directors of the Company fails to cause the breach to be cured within fifteen (15) days of written notice of such breach by Employee to the board of directors.

         5.4 INVOLUNTARY TERMINATION NOT FOR CAUSE. At the request of a majority of the board of directors of the Company, Employee agrees to tender his resignation as an officer, director and employee of the Company. Other than his position and responsibilities as an employee, director and officer of the Company, and other than as set forth in the following, such resignation will not affect the term, base compensation, bonus payments or benefits of this Agreement or the Noncompetition Agreement. As consideration for tendering his resignation as an officer, director and employee of the Company and provided that Employee delivers a full release to the Company, Employee will receive, in addition to the other payments to which he

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is entitled, an amount equal to two (2) times his base compensation and bonus for the calendar year prior to the year in which the resignation is tendered.

         5.5 TERMINATION BY PRIOR NOTICE. The employment of Employee by the Company may be terminated by either the Company or Employee by giving written notice on or before June 30, 2000, that this Agreement shall terminate at the end of the initial term of this Agreement. After such date (including during any subsequent renewal term of this Agreement) the term of this Agreement may be terminated at the end of such renewal term by either party by giving written notice on or before June 30 of the year prior to the end of the renewal term. Termination under this Section 5.5 shall not affect the terms of the Noncompetition Agreement.

         If the Company provides written notice of nonrenewal to Employee in accordance with this Subsection prior to June 30, 2005, and so long as Employee is not in breach of the Noncompetition Agreement, and Employee delivers a full release to the Company, the Company will pay to Employee annually for two (2) years after the effective date of such termination, the sum of .75 or 75% of Employee's annual base compensation at the time of nonrenewal, payable in semi-monthly payments.

         5.6 OUT-PLACEMENT ASSISTANCE. In the event of any termination pursuant to Subsection 5.4 or any termination by the Company pursuant to Subsection 5.5, in addition to the other benefits provided for in this Agreement, Employee will be entitled to out-placement assistance of a nature customary for a person with the position of president and chief executive officer of a comparable-sized company. Such assistance shall commence six (6) months prior to the effective date of the termination.

         5.7 MEDICAL AND DENTAL BENEFITS. In the event of any termination pursuant to Subsection 5.4 or any termination by the Company pursuant to Subsection 5.5, and so long as Employee is not in breach of the Noncompetition Agreement, the Company will provide Employee with the medical and dental programs maintained by the Company for its employees generally (including the Company's portion of family coverage). If COBRA benefits are available to Employee, the Company shall pay the cost of such benefits including any administrative surcharge. If Employee is not eligible to participate in the Company's medical and dental programs through COBRA or otherwise, the Company will pay Employee an amount sufficient to acquire comparable coverage with comparable deductions and contribution levels. Benefits under this Subsection
5.7 shall be provided for the two (2) year period after effective date of such termination.

         5.8. Termination by Employee. Employee may terminate this Agreement for "good reason." "Good Reason" shall mean the occurrence, after a Change in Control, of any of the following circumstances without the express written consent of Employee, unless such circumstances are fully corrected prior to the date of termination:


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         (a)      a significant reduction by the Company in the duties and
                  responsibilities assigned to Employee from those assigned immediately before the Change in Control; or

         (b) the reduction by the Company in Employee's annual base compensation as in effect on the date the Change in Control occurs.

SECTION 6.  CHANGE OF CONTROL AND SEVERANCE PAY

         6.1 ELIGIBILITY FOR BENEFITS. Employee shall be eligible for the benefits described in this Section 6 if, concurrently with or within thirty-six
(36) months after a Change in Control, Employee's employment with the Company terminates, provided that such termination of employment (a) is not by the Company in accordance with Section 5.3, or (b) is not by Employee for other than Good Reason.

         6.2  TYPES AND AMOUNTS OF TERMINATION BENEFITS.

                  6.2.1 Company shall pay to Employee his full base compensation through the date of termination at the rate in effect at the time of termination, no later than the fifth (5th) day following the date of termination, plus all other amounts to which Employee is entitled under any compensation or fringe benefit plan of the Company, at the time such payments are due.

                  6.2.2 In lieu of any further salary payments for a period subsequent to the date of termination, the Company shall pay as severance pay to Employee, the following amounts, a lump sum severance payment equal to three (3) times his "Annual Pay", consisting of annual base compensation as in effect as of the date of termination or immediately prior to the Change in Control, whichever is greater and his bonus.

                  6.3.3 Company shall pay to Employee all legal fees and expenses incurred by Employee in seeking to obtain or enforce any right or benefit provided to Employee pursuant to this Agreement, if Employee is the prevailing party.

                  6.2.4 Company shall arrange to provide Employee with accident and group health insurance benefits substantially similar to those which Employee was receiving immediately prior to the termination at the same cost to Employee as the Company charges other employees. Such benefits shall continue during the life of employee or until employee is provided with group health insurance benefits by a subsequent employer.

         6.3 CHANGE IN CONTROL. A "Change in Control" means a change in control of a nature that would be required to be reported in response to item 6(a) of
Schedule 14A or Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("1934 Act), provided that such a change in control shall be deemed to have occurred at such time as

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(i) any "person" (as that term is used in Section 13(d) and 14(d)(2) of the 1934
Act), is or become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the board of directors of the Company cease, for any reason, to constitute at least a majority of the board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve any merger or consolidation as a result of which the shares shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation.


SECTION 7.  VACATION; ILLNESS

         7.1 VACATION. Employee shall be entitled each calendar year to a vacation of six (6) weeks, during which time his compensation shall be paid in full.

         7.2 ILLNESS. Subject to Section 5, Employee shall receive full compensation for any period of illness or incapacity during the term of this Agreement unless such illness or incapacity is covered under any disability policy.


SECTION 8.  DIRECTOR

         While this Agreement is in effect, Employee shall be a director of the Company if so elected by the shareholders. No additional compensation or sums shall be paid to Employee in the form of director's fees.


SECTION 9.  REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

         9.1 EMPLOYEE'S REPRESENTATIONS AND WARRANTIES. Employee represents and warrants to the Company that there is no employment contract or any other contractual obligation to which Employee is subject, or any other factors which prevent Employee from


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entering into this Agreement, or from performing fully Employee's duties under this Agreement, or which would in any way conflict with this Agreement.


SECTION 10.  MISCELLANEOUS PROVISIONS

         10.1 BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, successors, and, to the extent permitted by Section 10.2, assigns.

         10.2 ASSIGNMENT. Except with the other party's prior written consent, a party may not assign any rights or obligations under this Agreement.

         10.3 AMENDMENTS. This Agreement may be amended only by an instrument in writing executed by all the parties.

         10.4 HEADINGS. The headings used in this Agreement are solely for convenience of reference, are not part of this Agreement, and are not to be considered in construing or interpreting this Agreement.

         10.5 ENTIRE AGREEMENT. This Agreement, together with the Noncompetition Agreement, set forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.

         10.6 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute on and the same instrument.

         10.7 SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         10.8 WAVIER. A provision of this Agreement may be waived only by a written instrument executed by the party waiving compliance. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Failure to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.

         10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon. Application of the Internal Revenue Code or the 1934 Act shall include application to any successor provisions and amendments. Any


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payments provided for shall be paid net of any applicable withholding required under federal, state or local law.

         10.10 VENUE. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, venue shall be in the federal or state courts in Portland, Oregon, or the state court in Albany, Oregon, unless venue there would prevent the joining of appropriate third parties.

         10.11 ATTORNEYS FEES. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees incurred in preparation or in prosection or defense of such suit or action as fixed by the court of courts in which the suit or action, including any appeal therein, is tried, heard or decided. Attorneys fees shall include fees of paralegals and deposition expenses, and shall further include attorneys fees incurred by any party in connection with any bankruptcy or similar proceeding. The provisions of this Section shall also apply to arbitrations per
Section 10.12 of this Agreement.

         10.12 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, except with regard to the Company's right to obtain any injunctive relief under the Noncompetition Agreement, including, without limitation, the making, performance, or interpretation of this Agreement, shall be settled by arbitration. Except as otherwise provided in this Agreement and unless otherwise agreed, the arbitration shall be conducted in Albany, Oregon, in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held before a single arbitrator (unless otherwise agreed by the parties). The arbitrator shall be chosen in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. If the arbitration is commenced, the parties agree to permit discovery proceedings of the type provided by the Oregon Rules of Civil Procedure both in advance of, and during recesses of, the arbitration hearings. The parties agree that the arbitrator shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purpose of imposing a penalty). The parties agree that all facts and other information relating to any arbitration arising under this Agreement shall be kept confidential to the fullest extent permitted by law.

         10.13 NOTICE. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, when transmitted by facsimile transmission and appropriate answer back received or if sent by registered or certified mal, return receipt requested, or overnight courier or express mail to the address set forth on the first page of this Agreement, or to such other address as hereafter may be designated by either party in writing to the other by notice satisfying this Section.


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



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The COMPANY:                           OREGON METALLURGICAL CORPORATION,
                                       an Oregon corporation



                                       By /s/ Orval N. Thompson
                                          -------------------------------------
                                       Title: Secretary
                                              ---------------------------------



EMPLOYEE:                              /s/ Carlos E. Aguirre
                                       ----------------------------------------
                                       CARLOS E. AGUIRRE


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